Press Release	Contacts:
www.aig.com	Leah Gerstner (AIG Media): leah.gerstner@aig.com
Quentin McMillan (AIG Investors): quentin.mcmillan@aig.com

AIG Announces Board Leadership Transition

Executive Chair Peter Zaffino Transitions to Senior Advisor Role

John Rice Elected Chair of the AIG Board of Directors

NEW YORK – September 2, 2026 – American International Group, Inc. (NYSE: AIG) today announced that Peter Zaffino has informed the AIG Board of Directors that he will step down as Executive Chair and a member of the Board of Directors, effective September 15, 2026. Mr. Zaffino will become a Senior Advisor to the company, and in this role, he will continue to support the company’s executive leadership transition. The Board has elected John Rice, AIG’s Lead Independent Director, to serve as Chair of the AIG Board of Directors effective September 15, 2026. Mr. Rice has been a member of the Board since March 2022.

“I want to thank Peter for his exceptional leadership and lasting contributions to AIG. Under his tenure, AIG strengthened its competitive position and created significant long-term value for shareholders. On behalf of the AIG Board of Directors, we are grateful that AIG will continue to benefit from Peter’s guidance and advice,” said John Rice, Chair of the AIG Board of Directors. “I am honored to continue to have a leadership role on AIG’s Board, now as its Chair, working closely with my fellow Directors, President & CEO Eric Andersen, and AIG’s leadership team as we advance the company’s strategic priorities, maintain strong governance and remain focused on delivering sustainable, profitable growth.”

Mr. Rice has served as AIG’s Lead Independent Director since January 2023. Previously, he was Non-Executive Chairman of GE Gas Power from 2018 to 2020. Prior to that role, Mr. Rice was President and Chief Executive Officer of the GE Global Growth Organization for seven years. He held other senior leadership positions with General Electric in global markets, including Hong Kong, Singapore and Canada, before retiring from GE as Vice Chairman in 2018. Mr. Rice is a trustee of Emory University and Hamilton College, and he currently serves on the board of Baker Hughes Company.

Mr. Zaffino said, “Following my transition to Executive Chair earlier this year, I look forward to serving AIG as a Senior Advisor, working with the Board of Directors and President & CEO Eric Andersen through this thoughtful approach to our leadership transition. I was pleased to have the opportunity to work closely with Eric Andersen at the start of this transition and look forward to continuing to work closely with John Rice as he assumes the role of Chair. With AIG entering its next chapter, now is the right time for the next phase of leadership. I am incredibly proud of all that we have accomplished together as a company. I want to recognize and thank my AIG colleagues for their hard work and extraordinary efforts, and I look forward to the company’s continued success.

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About AIG
American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.